Exhibit 5.1


                            Matthew D. Houston, Esq.
                          General Counsel and Secretary
                               Balchem Corporation
                                   PO Box 600
                              New Hampton, NY 10958



November 24, 2008


Balchem Corporation
PO Box 600
New Hampton, NY 10958

Re:    Balchem's Second Amended and Restated 1999 Stock Plan
       -----------------------------------------------------

Ladies and Gentlemen:

         I am General Counsel and Secretary of Balchem Corporation, a Maryland corporation, (the "Company") and in such capacity am familiar with the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the issuance by the Company from time to time of 4,000,000 shares of Common Stock, $.06 2/3 par value, of the Company (the "Shares"), to be issued pursuant to the Company's Second Amended and Restated 1999 Stock Plan (the "Plan").

         I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of the opinion set forth below. In rendering the opinion set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures on all documents examined by me, the conformity to authentic originals of all documents submitted to me as copies, and the legal capacity for all purposes relevant hereto of all natural persons who have approved or executed any of such documents. As to questions of fact material to my opinion, I have relied upon certificates of officers of the Company and of public officials.

         Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefore in accordance with the terms of the Plan and any agreements thereunder and in accordance with the Registration Statement, will be legally issued, fully paid and nonassessable.

         My opinion expressed above is limited to the Maryland General Corporation Law, and I express no opinion with respect to the applicability of any other laws. I hereby consent to the filing of this opinion letter as Exhibit
5.1 to the Registration Statement. In giving this consent, I

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do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

         This opinion letter is rendered as of the date first written above and I disclaim any obligations to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. This opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

                                               Very truly yours,

                                               /s/ Matthew D. Houston

                                               Matthew D. Houston
                                               General Counsel and Secretary of
                                               Balchem Corporation